EXHIBIT 10.24

TRADE CONTRACT DATE: __________               TRADE: Solar Energy Systems

THIS AGREEMENT (hereinafter “Agreement”) is made and entered into at the above referenced date by and between JC International Group, Inc. and Solarmax Renewable Energy Provider Inc.

I.	DEFINITIONS: Unless the context requires otherwise, whenever used in this Agreement, the following meanings apply:

a.	“Owner” means: JC International Group, Inc.

b.	“Contractor” means: JC International Group, Inc.

who will be the Prime Contractor for the Project. If the Contractor is also the Owner, all reference to Contractor shall apply to the Contractor in its capacity as both the Contractor and Owner.

c.	“Trade Contractor” means: Solarmax Renewable Energy Provider Inc.

3080 12th St

Riverside, CA 92503

CSLB License # 972048

d.	“Home Buyer” means the individual or entity that purchases the home.

e.

“Job Site” means the parcels of land located at: Rockview Heights – Perris, CA., in the city of Perris, County of Riverside, State of California. Work involved is the construction of a residential tract to be done per plans and specifications by Kevin L. Crook Architect Inc, State of California and all governing bodies.

f.	“Project” means all improvements to be constructed on the job site by Contractor, Trade Contractor and other jobsite improvements.

g.

“Contract Amount” means the total amount of compensation to be paid by the Owner to the Trade Contractor for the work as set forth in the Payment Schedule, Exhibit “B” herein. Payment of the Contract Amount shall be in conformance with the invoicing procedures under Article VI.

h.

“Work” means all things, including labor, materials and equipment, to be furnished by Trade Contractor to fully perform his contractual obligations under this Agreement, more particularly described in the Scope of Work, Exhibit “A”, herein and elsewhere in this Agreement.

i.

“Homebuyer Requirements” means Contractor’s obligations for ensuring that all Home Buyers enter into agreements with Trade Contractor for solar energy systems to be constructed by Trade Contractor hereunder, in conformance with the requirements under Article VI.

II.	WORK:

a.

Samples, shop drawings, permits, sales and other taxes, installations, tools, scaffolding, machinery, hoisting, supplies, prompt and efficient performance of the following work for the Project. In addition, this Trade Contractor will obtain and pay for all accordance with all applicable laws, ordinances, statutes, rules, regulations and city and county Codes and to the complete satisfaction and acceptance of the Contractor and all governing agencies. It is the Trade Contractor’s responsibility to be familiar with all requirements and any costs associated with implementing these requirements are included in the Contract Amount.

b.	Trade Contractor shall submit evidence of City or County Business Licenses, if required by local jurisdiction and California OSHA permit.

c.

“Trade Contractor” IS REQUIRED BY LAW TO BE LICENSED AND REGULATED BY THE CONTRACTORS’ STATE LICENSE BOARD. ANY QUESTIONS CONCERNING A CONTRACTOR MAY BE REFERRED TO THE REGISTRAR, CONTRACTORS’ STATE LICENSE BOARD, P.O. BOX 2600, SACRAMENTO, CA, 95826”

d.

Trade Contractor hereby acknowledges that he has examined all of the applicable plans and specifications and has found them to be satisfactory, that he has visited the job site and is familiar with all existing conditions thereof relative to his work, and that he has included said plans, specifications and conditions in the prices stated in Exhibit “B” attached hereto and made a part hereof. Trade Contractor acknowledges that Contractor is relying on Trade Contractor’s special expert knowledge of the ordinances, codes, rules and regulations that apply to Trade Contractor’s trade.

e.

UTILITIES. Before commencing work, Trade Contractor will satisfy itself as to the location of all utilities that may affect or interfere with Trade Contractor’s work. Trade Contractor will fully protect all utilities and keep them operating at all times.

f.

The Trade Contractor warrants that it and its representatives are thoroughly familiar with all applicable building codes and ordinances and that the prices stated in the attached Exhibit “B” reflect the satisfaction of these requirements, including current union labor agreements. Trade Contractor represents and warrants that Trade Contractor is and will remain properly licensed, and that its Trade Contractors (if any) are and will remain properly licensed, to perform all work required under this Agreement.

g.	AUTHORIZED EXTRA WORK PROCEDURES:

i.

In the event Trade Contractor is requested or required to perform services and/or provide material over and above provisions made in this Agreement and expects to be compensated for same, Trade Contractor must first obtain written approval from the Contractor’s Purchasing Department. A PURCHASE ORDER OR CHANGE ORDER NUMBER MUST BE ISSUED PRIOR TO COMMENCEMENT OF EXTRA WORK, OR NO PAYMENT WILL BE MADE TO THE TRADE CONTRACTOR. THIS POLICY WILL BE STRICTLY ENFORCED.

h.

WARRANTY. The work of Trade Contractor shall be backed by a warranty of at least one year from date of close of start-up or of completion whichever occurs first. During the one-year warranty, a period of 2 business days after notification by Contractor will be allowed for response and corrective action.

i.	EMERGENCIES, including, without limitation, the following, as applicable to this Trade Contractor, will be corrected immediately:

i.	Total stoppage of complete plumbing system within the unit.

ii.	A water leak which requires the main water service to be shut off to avoid serious damage to the building and/or furnishings.

iii.	Complete loss of heat (when evening temperatures will approach 60 degrees or lower).

iv.	Total loss of electrical service.

v.	Water penetration into the unit threatening severe interior damage.

j.	COOPERATION. Trade Contractor will cooperate fully with other trades. Trade Contractor will maintain a production rate as determined by the Project Superintendent and the Progress of other trades.

k.

AVAILABILITY. Trade Contractor, by acceptance of this Agreement, is guaranteeing availability at the site of all material, labor and equipment to complete the contract work according to the construction schedule of the Contractor.

l.

INSTALLATION. Installation shall be in accordance with drawings, specifications and all applicable requirements of all legally constituted authorities having jurisdiction. In case of conflict, the more restrictive requirements shall govern.

m.	INSPECTIONS. Trade Contractor shall coordinate all requests for inspections with the Project Superintendent.

n.

ADDITIONAL TESTING OR INSPECTIONS. If additional testing or inspections are required on Trade Contractor’s installation due to Trade Contractor’s negligence, Trade Contractor agrees to pay Contractor any additional costs incurred for said testing and inspections.

o.

SUPERVISION. During the progress of the Work, Trade Contractor shall maintain adequate and competent supervision as required to maintain the production schedule and quality workmanship required by the Contractor. Said supervision shall be English-speaking and knowledgeable and competent in the skills applicable to his trade to the reasonable satisfaction of the Contractor’s Representative through completion of the Work.

p.

PERSONNEL. Trade Contractor shall enforce strict discipline and good order among his employees and shall not employ any person unskilled in the task assigned him. Trade Contractor, at the Contractor’s reasonable request, shall remove from the job site any employee considered to be incompetent, careless, and insubordinate or in any way objectionable to the Contractor.

q.

PROTECTION OF THE WORK. Trade Contractor will obtain property insurance covering Trade Contractor’s interest in the work. If Trade Contractor’s work is damaged or destroyed before it is finally completed and accepted by Contractor, Trade Contractor will look to its own insurance carrier for compensation, and Trade Contractor will promptly commence and diligently proceed to re-accomplish the work at no cost or expense to Contractor and without regard to the amount of compensation received from Trade Contractor’s insurance carrier, if any.

r.

NON-INTERRUPTION OF THE WORK. Trade Contractor will not interrupt or delay its work because of any dispute with Contractor, but will continue to perform its work diligently to completion and will later negotiate in good faith for settlement of the dispute.

s.

ALCOHOL/DRUGS. No alcoholic beverages or drugs are to be consumed by Trade Contractor’s employees while on the job site. Trade Contractor agrees to impose regulations to this effect and to inform the employees that such regulations will be strictly enforced. Contractor may terminate this Agreement without notice Trade Contractor’s employees are under the influence of alcoholic beverages or drugs while on the job, or if they consume alcoholic beverages or drugs while on the job.

t.

PROTECTION OF MATERIAL. All Trade Contractors shall be responsible for the distribution and protection of its material anywhere on the job site from climatic and physical damage. In the event of theft or vandalism on the job site, any loss of work materials which Trade Contractor may have in use or in storage is his sole responsibility until such material is in place and accepted by the Contractor.

u.	DISCREPANCIES. Any discrepancies from the plans and specifications shall be immediately brought to the attention of the Contractor and the Project Superintendent.

v.

UNION/NON-UNION. It shall be specifically understood that the Trade Contractor may be performing work covered herein on a non-union basis and will abide by all conditions and restrictions required by Contractor to conduct and enforce the successful legal operation of construction on this Project involving simultaneous work operations by both union and non- union Trade Contractors.

w.

DELIVERIES. Contractor shall make job site deliveries when and as directed by the Project Superintendent. Short shipments or back orders will not be accepted, unless otherwise authorized by the Contractor.

x.

CLEANLINESS. Trade Contractor agrees his work shall be left in a clean and acceptable manner. It shall be the Trade Contractor’s responsibility to clean and remove all debris relating to his work sequence through the project, Contractor reserves the right to have this work performed by others and back charge Trade Contractor accordingly.

III.	PERFORMANCE

a.

Trade Contractor will promptly pay Contractor for any damages or loss that Contractor may sustain as a result of Trade Contractor’s deficient performance or failure of performance. Without limiting the foregoing, if Trade Contractor fails to meet the construction schedule or in any way does not live up to Trade Contractor’s obligations, Trade Contractor will be given a 24-hour period to commence corrective action. If Trade Contractor fails to commence corrective action within such 24-hour period and thereafter diligently prosecute such corrective action to completion, the Contractor may replace Trade Contractor for completion of the job, and Trade Contractor shall be held liable for all resulting costs incurred.

b.

DEFAULT. In the event of Trade Contractor’s default, Trade Contractor will promptly remove its personnel from job site, leaving all material on the job site to be used by Contractor to complete Trade Contractor’s work. Trade Contractor will promptly pay to Contractor all damages suffered and costs incurred as a result of Trade Contractor’s default, including but not limited to, attorney’s fees, overhead expenses, executive expenses, and administrative expenses and any other resulting costs incurred.

IV.	WORKMANSHIP

a.	Acceptance or rejection of all or any part of the work in progress or completed shall be by the Contractor as sole and only judge of quality and acceptability.

b.

Trade Contractor shall remove from job site all portions of the work which are defective or nonconforming. If the Trade Contractor fails to correct defective or nonconforming work in accordance with the contract requirements and fails within a business day after receipt of written notice from Contractor to commence and continue correction of such defects with diligence and promptness, the Contractor, without prejudice to any other remedy he may have, may make good such deficiencies. In such cases an appropriate back-charge shall be issued deducting from the payments, then or thereafter due the Trade Contractor, the cost of correcting such deficiencies. If the payments then or thereafter due the Contractor are insufficient to cover such amount, the Trade Contractor shall pay the difference to the Contractor.

c.

If the Contractor prefers to accept defective or nonconforming work, he may do so, instead of requiring its removal and correction, in which case a Change Order will be issued to reflect a reduction of Contract Amount where appropriate and equitable. Such adjustments in the Contract Amount shall be implemented whether or not final payment has been made.

d.

Should one or more other contracts, now or hereafter, exist between the parties hereto or with any affiliated corporation, company or partnership of the Contractor concerning this or any other project, then a breach by the Trade Contractor of any such contract may, at the option of the Contractor or such affiliate, be considered a breach of all such contracts, and in the event, the Contractor or any such affiliate may terminate any or all of such contracts, or may withhold monies due or to become due on any such contracts and apply the same toward payment of any damages suffered on that or any other contracts.

V.	INSURANCE, IDEMNITY, BONDING

Trade Contractor shall secure and maintain, at Trade Contractor’s sole expense, the following insurance coverage in the form and with companies acceptable to Contractor:

a.

LIABILITY INSURANCE. Trade Contractor agrees to obtain and maintain during the life of this Agreement the following minimum insurance requirements. The Trade Contractor shall pay the premiums for such insurance.

COMMERCIAL GENERAL LIABILITY: $2,000,000 General Aggregate $2,000,000 Products/Completed Operations Aggregate $1,000,000 Each Occurrence $1,000,000 Personal & Advertising Injury

1.	The Aggregate Limit shall apply separately to this project. Occurrence-based form of policy is required. Claims – made form is unacceptable.

2.

Trade Contractor agrees to name JC International Group, Inc. as additional insured on all General Liability Insurance Policies. The Additional Insured endorsement must be attached to the Certificate of Insurance.

3.	The Certificate shall provide that the insurance may not be canceled or modified without thirty (30) days prior written notice by the insurance carrier to Contractor.

BUSINESS AUTO LIABILITY: The policy shall include Hired Auto Liability and Non-Owned Auto Liability coverage for the amount listed below:

$1,000,000 Combined Single Limit for bodily injury and property damage.

b.	WORKER’S COMPENSATION. Worker’s Compensation Insurance shall be provided as required by any applicable law or regulation. Employers Liability Insurance shall be provided in amounts not less than:

$1,000,000 Each Accident for Bodily Injury by Accident $1,000,000 Policy Limit for Bodily Injury by Disease $1,000,000 Each Employee for Bodily Injury by Disease

c.	OTHER COVERAGE:

1.

If Trade Contractor’s work requires special insurance or bonds to comply with any utility, railroad or governmental body or if awarding authority requires limits of insurance greater than set forth in this document, Trade Contractor agrees to obtain such additional coverage at his expense.

2.

The Trade Contractor agrees to furnish to the Contractor signed originals of the insurance coverage set forth above, together with a commitment by the insurance company or companies to notify Contractor thirty (30) days prior to the expiration, cancellation or any material change of any of the insurance policies required hereunder.

3.	The Trade Contractor agrees to include the substance of this addendum, including this paragraph, in all subcontracts.

4.	JC International Group, Inc. shall be named as an additional insured.

5.

The certificate affording evidence of the above insurance requirements must be delivered to Contractor before Trade Contractor performs any work at or prepares or delivers materials to the site of construction.

6.

The foregoing requirements for insurance shall not waive or limit any manner the provisions for indemnifications of Contractor and Owner by Trade Contractor under the “Indemnity” paragraph of this Agreement.

d.

INDEMNITY. All work covered by the Trade Contractor done at the site of construction or in preparing or delivering materials or equipment, or any or all of them, to or from the site shall be at the risk of Trade Contractor exclusively. To the fullest extent permitted by law, Trade Contractor shall, with respect to all work which is covered by or incidental to the Trade Contractor, indemnify and, hold harmless and defend Contractor from and against any and all allegations, losses, claims, actions, demands, damages, liabilities, or expenses (including costs, expenses and reasonable attorneys’ fees), arising from or relating to the death or bodily injury to persons, injury to property, design defects (if design originated by Trade Contractor), or other loss, damage or expense to the extent it is definitely determined or adjudicated to be due to the negligence or willful misconduct of Trade Contractor as outlined herein below. Trade Contractor’s duty to indemnify shall include all damages definitely determined or adjudicated to be caused or alleged to be caused in whole or in part by any negligent act or omission, whether active or passive, of: (a)Trade Contractor; (b) anyone directly or indirectly employed by Trade Contractor; (c) anyone for whose acts Trade Contractor may be liable; or (d) Contractor. Trade Contractor shall not be obligated to indemnify Contractor with respect to the negligence or willful misconduct of Contractor, its agents, servants or subcontractors who are directly responsible to Contractor, excluding Trade Contractor. Should the Contractor and Trade Contractor share fault, each shall be responsible for their proportionate share.

e.

INDEMNIFICATION FOR NONCOMPLIANCE WITH LAWS. Trade Contractor shall fully indemnify and hold Contractor harmless from all loss, costs and expenses attributable to any acts or omissions by Trade Contractor which constitute a failure to comply with any laws, rules, ordinances and/or regulations of any governmental entity or agency.

VI.	PAYMENT POLICY AND HOMEBUYER REQUIREMENTS

a.	INVOICING AND PAYMENTS: The following provisions govern invoicing and payment of the Contract Amount under this Agreement:

i. All prices shall remain firm through completion of entire project unless otherwise agreed upon and stated in Exhibit “B” herein of this Agreement. Trade Subcontractor shall invoice Contractor regularly in conformance with the amounts stated in Exhibit “B,” and Contractor shall pay, without offset or retention (unless expressly permitted under the terms of this Agreement) all such properly-submitted invoices within thirty (30) days of receipt (provided that the invoice complies with the provisions under this Paragraph a.). Trade Contractor may submit invoices for partial completion of work, provided that any given invoice shall reflect the amount of work actual completed and/or the quantity of materials actually supplied. All invoices shall be submitted in duplication and must reference the contract number and project name. Work completed under a Change Order or Purchase Order shall be invoiced separately. Invoices which do not satisfy these conditions will be returned unpaid for correction. All invoices must be accompanied with complete labor and material releases properly executed by all of Trade Contractor’s laborers, sub-subontractors, suppliers and others who might claim mechanic’s lien rights on Trade Contractor’s portion of the Project. Such releases shall be in form satisfactory to Contractor and Contractor’s construction lender. Contractor reserves the exclusive option of issuing a joint check to the Trade Contractor and its materials suppliers.

ii. In the event any type of lien or judgment is levied or executed against Trade Contractor by any person or entity whatsoever during the course of, and in connection with, performance of this Contract, such event shall be deemed to be a material breach of the Contract, and Contractor shall have the right, at his option, to immediately terminate this Agreement and execute any of its rights or remedies available.

iii. It is further mutually agreed between the parties hereto that no payment made hereunder, including final payment, shall be construed as acceptance of any defective work. Any waiver of any of the provisions of this Agreement by the Contractor shall be in writing without prejudice to any other rights of the Contractor hereunder. Any such waiver shall not be deemed to be continuing or in any way affecting the other terms, provisions or covenants of this Contract.

b.

HOMEBUYER REQUIREMENTS: In addition to payment of the Contract Amount, Contractor shall be responsible for such actions and requirements set for below to ensure that each Home Buyer enters into an agreement with Trade Contractor for the solar energy system corresponding with the home which he/she/they are purchasing (each being a “Solar System”). Contractor shall offer each such Home Buyer the option to either: (i) lease the Solar System directly from Trade Contractor (or an affiliate entity owned and/or controlled by Trade Contractor; each being an “Affiliate”) (hereafter, a “Lease”); (ii) enter into a power purchase agreement directly with Trade Contractor or its Affiliate in connection with the Solar System (hereafter, a “PPA”); or (iii) purchase the Solar System from Trade Contractor (which may be accomplished either by cash payment or financing, at Home Buyer’s election, subject to each such Home Buyer’s financial condition, ability to pay and/or ability to obtain third-party financing; a “Purchase”). No Home Buyer shall be permitted to purchase a home unless he/she/they selects one of the foregoing three options and executes any and all necessary documents, agreements, and/or other instruments required to legally bind such Home Owner to his/her/their selection. The following provisions govern these Homebuyer Requirements:

i. Owner shall include in its contract documents with each Home Buyer written terms which requires the Home Buyer to either Lease, enter into a PPA, or Purchase the Solar System corresponding to the home he/she/they are purchasing. Owner covenants and agrees that no home shall be sold, marketed or offered for sale without including such terms appearing in all contract documents with prospective and current Home Buyers, nor shall any home be sold unless Home Buyer executes the same prior to closing. Contractor shall cause Owner to provide such proposed terms to Trade Subcontractor promptly upon execution of this Agreement and agrees to coordinate with Trade Contractor any revisions and/or additional provisions, forms, documents, instruments or other materials to such terms which Trade Contractor reasonably determines to be necessary in order to effectuate the intent under this Paragraph b. and to ensure that Owner’s marketing and purchase-sale documents comply with the obligations and other requirements herein. Owner’s obligations to adhere to said requirements and all other requirements under this Paragraph b. (including but not limited to those under sub-paragraphs ii. through vi., below) shall be memorialized by Owner’s counter-signing this Agreement at the signature block, below. Trade Contractor shall have the right to enforce all provisions under this Paragraph b. against Owner in the event Owner fails or refuses to comply with said provisions.

ii. Solar System Lease: In the event a Home Buyer selects the Lease option, Owner shall, prior to closing for the home in question, enter into a solar system lease agreement with Trade Contractor having such terms which are consistent with Trade Contractor’s usual and customary requirements for solar energy systems of like size and kind. Said lease agreement shall include an assignment provision providing that, upon closing (or other sale of the home in question), Contractor’s interest under the lease is automatically transferred and assigned to the Home Buyer (or such other party purchasing the home). Owner shall thereafter be responsible to ensure that, upon such closing (or other sale), the Home Buyer (or other purchasing party) executes such documents, agreements and/or other instruments so as to assume the lease agreement and be bound to Trade Contractor for all provisions and requirements thereunder. [WE CAN ATTACH A FORM LEASE TO THIS AGREEMENT OR SPECIFY THE OTHER TERMS, IF NEEDED]

iii. Solar System PPA: In the event a Home Buyer selects the PPA option, Owner shall, prior to closing for the home in question, enter into a power purchase agreement with Trade Contractor having such terms which are consistent with Trade Contractor’s usual and customary requirements for solar energy systems of like size and kind. Said power purchase agreement shall include an assignment provision providing that, upon closing (or other sale of the home in question), Contractor’s interest under the agreement is automatically transferred and assigned to the Home Buyer (or such other party purchasing the home). Owner shall thereafter be responsible to ensure that, upon such closing (or other sale), the Home Buyer (or other purchasing party) executes such documents, agreements and/or other instruments so as to assume the power purchase agreement and be bound to Trade Contractor for all provisions and requirements thereunder. [WE CAN ATTACH A FORM PPA TO THIS AGREEMENT OR SPECIFY THE OTHER TERMS, IF NEEDED]

iv. Solar System Purchase: In the event a Home Buyer selects the Purchase option, Owner shall, prior to closing for the home in question, enter into a home improvement contract with Trade Contractor having such terms which are consistent with Trade Contractor’s usual and customary requirements for solar energy systems of like size and kind (including a provision requiring a $1,000 deposit, which Owner shall pay to Trade Contractor at signing), and shall enter into such other agreement(s) providing for assignment and transfer of the home improvement contract according to two options:

1. Upon closing (or other sale of the home in question), Contractor’s interest under the contract is automatically transferred and assigned to the Home Buyer (or such other party purchasing the home), in which case Owner shall be responsible for ensuring that the full purchase price of the Solar System (less the $1,000 deposit) is paid to Trade Contractor at closing; or

2. Upon closing (or other sale of the home in question), Contractor’s interest under the contract is automatically transferred and assigned to the Home Buyer (or such other party purchasing the home), in which case the Home Buyer (or other person) must obtain third party financing to cover the entire cost stated in the home improvement contract (less the $1,000 deposit), in which case said sum shall be paid to Trade Contractor through third party financing and Owner shall reimburse Trade Contractor for the cost of all labor and materials in connection with the Solar System if Trade Contractor is not so paid.

Regardless of either option, Owner shall be responsible for ensuring that, upon such closing (or other sale), the Home Buyer (or other purchasing party) executes such documents, agreements and/or other instruments so as to effectuate the foregoing requirements. [WE CAN ATTACH THE HIC TO THIS AGREEMENT OR SPECIFY THE OTHER TERMS, IF NEEDED]

v. Further Assurances: Trade Contractor, Contractor and Owner each covenant and agree to the other that they shall, at their sole cost and expense, execute, acknowledge and deliver such documents, agreements, and/or other instruments, and shall undertake and complete all such actions, which are reasonably required in order to effectuate the provisions under this Paragraph b., implement the intent expressed herein, and effectuate any and all transactions contemplated herein.

vi. In the event Owner fails or refuses to cause any given lease agreement, power purchase agreement, or home improvement contract to be assigned to the respective Home Buyer (or other party purchasing the home), or if any such assignment is ineffective for any reason other than Trade Contractor’s negligence or willful misconduct, then Owner shall remain bound to Trade Contractor thereunder and shall perform all obligations incidental thereto (including but not limited to regular payment of amounts due to Trade Contractor thereunder).

vii. Model Homes: For avoidance of confusion or doubt, the provisions under Paragraph b., above, apply to Model Homes (as identified in Exhibit “A” to this Agreement, below); provided, however, that said provisions shall not take effect until such time as Owner offers a Model Home for sale to Home Buyers (it being understood that Owner is purchasing the Solar System installed on each Model Home and Owner will thereafter market Model Homes to Home Buyers separately from other homes in the Project).

c.

OWNER’S HOME: The provisions under this Article VI do not apply to the Solar System developed for Owner’s Home (as identified in Exhibit “A”), it being understood that Trade Contractor is providing that Solar System free of charge.

VII.	STORAGE/CLEANLINESS:

a.

If an area is required by the Trade Contractor for the prefabrication and/or storage of materials, Contractor will provide a location, if one is available. Trade Contractor shall provide his own security measures. Trade Contractor shall be responsible for cleaning the area on a regular basis. After the job is complete, Trade Contractor shall thoroughly clean storage area, with all containers and debris removed from the job site.

b.

If garage is used by Trade Contractor for storage, a key or combination to lock shall be supplied to the Project Superintendent. Any materials stored are to be kept clear of posted building permit. Storage garage shall be kept clean and after use is complete, garage shall be thoroughly cleaned, with all containers and debris removed from job site.

c.

Trade Contractor is responsible for source separating debris caused by Trade Contractor’s work and placing debris in recycling receptacles to be provided by owner. Sources include wood waste, cardboard, metal scraps and inerts.

VIII.	SAFETY:

a.

Materials and equipment used by Trade Contractor, work methods and procedures of Trade Contractor, and areas in which Trade Contractor is performing shall conform to and shall at all times be maintained so as to conform to the standards and regulations promulgated by the United States Department of Labor under the Occupational Safety and Health Act of 1970 (29 U.S.C. Section 651, et seq “OSHA”), or any analogous or State standards. Upon notification, Trade Contractor shall immediately correct any defective material, equipment or condition at Trade Contractor’s expense. Contractor shall have the right to deduct the amount of any fine incurred by OSHA or comparable statutes, caused by the act of errors or omissions of Trade Contractor, from the compensation herein and, if in excess thereof, such excess shall be a debt immediately due and payable by Trade Contractor to Contractor.

IX.

“PROPOSITION 65”. Public Disclosure Notice: Detectable amounts of chemicals known to the State of California to cause cancer, birth defects or other reproductive harm may be in the buildings constructed. All materials used to prepare the land and to construct the buildings and other improvements thereon are manufactured, supplied and installed by third parties. All such materials are commercially available and conform to all applicable building codes. This public disclosure notice is mad pursuant to the requirements of Section 25249.6 of the Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65). For complete list of the chemicals required to be disclosed under Proposition 65, contact the California Health and Welfare Agency, Sacramento, California. For further information, call: (916)445-6900. NOTICE: There is a substantial fine levied by the State for infractions of Proposition 65.

X.	GENERAL:

a.	The said parties for themselves, their successors and assigns do hereby agree to the full performance of the covenants herein contained.

b.	This Agreement cannot be changed or terminated verbally.

c.

There shall be no discrimination against or segregation of, any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry, for employment in the execution of this Contract Work.

d.	TIME OF THE ESSENCE. Time is of the essence of this Agreement and each and every provision hereof.

e.

NO ASSIGNMENT. Trade Contractor shall not assign the work under this Agreement or subcontract any portion of it, without the prior written consent of the Contractor. Trade Contractor will not make any assignment of payments to be earned by Trade Contractor under this Agreement.

f.

PROPOSAL IRREVOCABLE; SIGNATURE OF CONTRACTOR. This document, when signed by Trade Contractor, becomes a proposal which is irrevocable for thirty (30) days after delivery to Contractor. No contractual obligations are imposed on Contractor by this document until Trade Contractor has been supplied with a copy of this Agreement signed by Contractor.

XI.	TERMS OF AGREEMENT:

In the event that the Trade Contractor’s work has not commenced under this Agreement by TBD for a reason other than Trade Contractor’s default hereunder, then this Agreement shall be terminated and the parties shall have no further obligations hereunder, provided, however, that Contractor, in its sole discretion, shall have the right to extend this the term of this Agreement for an additional six (6) months beyond the foregoing, this provision for termination shall not release Trade Contractor from liability for failure to commence work under this Agreement in a timely manner upon written demand by the Contractor during the term of the Agreement.

[INSERT SIGNATURE BLOCK HERE, WHICH SHOULD INCLUDE CONTRACTOR AND TRADE CONTRACTOR, ALONG WITH PLACE FOR OWNER TO SIGN SEPARATELY HAVING THE FOLLOWING VERBIAGE: “Owner acknowledges all provisions for Homebuyer Requirements and its obligations under Article VI, Paragraph b., above, and Owner covenants and agrees that it shall adhere to said requirements and obligations in full.”]

EXHIBIT “A” - SCOPE OF WORK

DATE: __________	SOLARMAX RENEWABLE ENERGY PROVIDER INC
3080 12th St
Riverside, CA 92503
951-300-0788

Trade Contractor shall furnish all labor, material, equipment, etc., necessary to complete solar energy systems on 146 houses. All work includes, but is not limited to the following:

1. Standard Option - (141) Units

(12) – SunSpark SST7F54M(H)-415W/unit

(1) Tesla 7.6kW Inverter/unit

System Size: 4.98 kW/unit

System Price: $5.00/Watt

(25% margin to the builder - $1.25/watt)

Total (141) Units System Size: 702.180 kW

Total (141) Units System Price: $3,510,900.00

Payment schedule:

-   $1,000.00 down by each home buyer

-   50% Delivery of Materials

-   30% Completion of Installation

-   20% City Sign Off

2. Model Homes – (3) Units (Plans 1, 2 & 3)

(12) – SunSpark SST7F54M(H)-415W/unit

(1) Tesla 7.6kW Inverter/unit

Total (3) Units System Size: 14.94kW

Combined cost (Plans 1, 2 & 3): $74,700.00

Payment schedule:

-   $1,000.00 x 3 down by the owner

-   Remaining balance will be paid by home buyer

3. Model Home – (1) Unit (Plan 4)

(12) – SunSpark SST7F54M(H)-415W

(1) Tesla 7.6kw Inverter

(1) Terahive 15kwh Battery

Total cost (Plan 4): $39,900.00

(Battery $15,000 + solar $24,900.00)

Payment schedule:

-   $1,000.00 down by the owner

-   Remaining balance will be paid by home buyer

4. Owner’s Home – (1) Unit (No Cost)

Rui Rong

2040 Ahuacate rd. La Habra Heights, CA. 90631

(25) SunSpark SST-335M3B-60 – 335W

(1) QCELL Q.SAVE D15.0SX – 15kW Battery

system size: 8.375 kW

Evaluated cost (Owner’s Home): $37,970.00

Payment schedule: N/A

-   If owner cancels project, after installation, evaluated cost will be due from owner for work completed.

Total project size: 730.4kw; Total project cost: $3,625,500.00

Contracts include:
•	25-year limited power output warranty on solar panels
•	10-year limited product warranty on solar panels
•	10-year limited warranty on string inverter
•	25-year limited warranty on optimizers
•	20-year limited warranty on racking system

EXHIBIT “B” - PAYMENT SCHEDULE

DATE: __________	SOLARMAX RENEWABLE ENERGY PROVIDER INC
3080 12th St
Riverside, CA 92503
951-300-0788

OWNER: JC International Group, Inc.

TRADE CONTRACTOR: SolarMax Renewable Energy Provider Inc.

A.	Amount:

1.

The Owner shall pay the Trade Contractor the Contract Sum in current funds for the Trade Contractor's performance of Contract. The Contract Sum shall be twenty-four thousand, nine hundred dollars ($24,900.00) subject to additions and deletions as provided in the Contract Documents.

i.	Price per lot: $24,900.00

2.	All taxes are included in the contract amount.

3.	Price to remain firm through completion, except as altered by written authorization by Owner as stated in Article II, Paragraph G of Agreement with Contractor.

B.	Payments:

1.

Based upon invoices submitted to the Owner by the Trade Contractor, the Contractor shall make progress payments on account of the Contract Sum to the Trade Contractor as provided below and elsewhere in the Contract Documents.

2.

The Trade Contractor shall promptly pay each Sub-Trade Contractor and each supplier, upon receipt of payment from the Contractor, out of the amount paid to the Trade Contractor on account of such Sub-Trade Contractor’s or supplier’s portion of the Work, the amount to which said Sub-Trade Contractor or supplier is entitled, reflecting percentages actually retained from payments to the Trade Contractor on account of such sub-Trade Contractor's or supplier’s portion of the Work.

C.	Final Payment:

1.	Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Trade Contractor when:

2.	The Trade Contractor has fully performed the Agreement except for Trade Contractor's responsibility to correct work if needed.

3.	The Owner’s final payment to the Trade Contractor shall be made no later than 30 days after the acceptance by all governing agencies and Contractor.

4.

Final payment shall not become due until the Trade Contractor has delivered to the Contractor a complete release of all liens arising out of this Agreement or receipts in full covering all labor, materials and equipment for which a lien could be filed, or a bond satisfactory to the Contractor to indemnify the Contractor against such lien. If such lien remains unsatisfied after payments are made, the Trade Contractor shall refund to the Contractor all money that the Contractor may be compelled to pay in discharging such lien, including costs and reasonable attorneys' fees.

5.

The making of final payment shall constitute a waiver of claims by the Contractor except those arising from liens, claims, security interests or encumbrances arising out of the Agreement and unsettled; failure of the Work to comply with the requirements of the Contract Documents; or terms of special warranties required by the Contract Documents.

6.

Acceptance of final payment by Trade Contractor, its sub-subontractor or material supplier shall constitute waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final invoice.